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                                                                     Exhibit 2.2

                              WESTOWER CORPORATION

                         REGISTRATION RIGHTS AGREEMENT



                                     DATED

                                     AS OF

                                  MAY 29, 1998

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                                    CONTENTS
                                    --------

 l.  Certain Definitions..............................................  1
 2.  Form S-3 Registration and Listing of the Company's Shares........  2
 3.  Piggyback Registration...........................................  2
 4.  Obligations of the Company.......................................  3
 5.  Obligations of the Holders.......................................  4
 6.  Expenses of Registration.........................................  4
 7.  Blackout Period..................................................  4
 8.  Delay of Registration............................................  5
 9.  Indemnification..................................................  5
10.  Reports Under the Act............................................  7
11.  Assignment of Registration Rights................................  7
12.  "Market Stand-Off" Agreement.....................................  7
13.  Notices..........................................................  8
14.  Amendments and Waivers...........................................  8
15.  Severability.....................................................  8
16.  Governing Law....................................................  8
17.  Counterparts.....................................................  9
18.  Entire Agreement.................................................  9
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                              WESTOWER CORPORATION

                         REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT is entered into as of May 29, 1998, by and among WESTOWER CORPORATION, a Washington corporation (the "COMPANY"), and the parties listed on Schedule A hereto, as at any time amended (collectively, the "STOCKHOLDERS" and each individually a "STOCKHOLDER").

                                    RECITALS

     A. The Company is proposing to issue and sell, in exchange for all the issued and outstanding shares of the stock of MJA Communications Corp., a Florida corporation ("MJA") held of record by the Stockholders, newly authorized shares of its common stock (the "WESTOWER SHARES") to the Stockholders.

     B. The Company and the MJA Stockholders desire to enter into this Registration Rights Agreement to facilitate the Share Exchange between MJA and Westower.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   CERTAIN DEFINITIONS

     For purposes of this Agreement:

          (a) The term "ACT" means the Securities Act of 1933 as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

          (b) The term "CLOSING DATE" means the date on which the sale of the Westower Shares occurs.

          (c) The term "FORM S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (d) The term "HOLDER" means any person owning or having the right to acquire Registrable Securities who is a party to this Agreement as of the date hereof or who
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may be added as a party hereto pursuant to the terms of this Agreement, and any assignee thereof in accordance herewith.

          (e) The term "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

          (f) The term "REGISTRABLE SECURITIES" means any common stock of the Company issued or issuable in exchange for or in replacement of, the Westower Shares, excluding in all cases, however, (i) any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned,
(ii) any Registrable Securities sold in a public offering pursuant to a Registration Statement filed with the SEC or sold to the public pursuant to Rule 144 promulgated under the Act, or (iii) any Registrable Securities which may be sold in the public market in a three-month period without registration under the Act pursuant to Rule 144.

          (g) The term "REGISTRATION STATEMENT" means a registration statement on Form S-3, or other form appropriate for registration of the Registrable Securities for resale to the public allowing for incorporation of information by reference, under the Act.

          (h) The term "SEC" means the United States Securities and Exchange Commission or any other United States federal agency at the time administering the Act.

     2.   FORM S-3 REGISTRATION AND LISTING OF THE COMPANY'S SHARES

          (a) The Company shall subject to the limitations set forth below, use all commercially reasonable efforts to file with the SEC, within one hundred and eighty (180) days after the Closing Date, a Registration Statement on Form S-3. To the extent that any of the Registrable Securities are not listed with the American Stock Exchange on the date of this Agreement, on or before the date that the Company files the Registration Statement on Form S-3, the Company shall file with the American Stock Exchange a listing application with respect to such shares.

          (b) Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration pursuant to this Section 2 if (i) Form S-3 is not available for such offering by the Holders, or (ii) the Company shall furnish a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, in which event the Company shall have the right to defer such filing for up to two periods of no more than 120 days each after delivery of such certificate under this Section 2.

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     3.   PIGGYBACK REGISTRATION

     If (but without any obligation to do so) the Company decides to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its common stock on a form that would be suitable for a registration involving Registrable Securities, the Company shall promptly give each Holder written notice thereof. Upon the written request of each such Holder given within 20 days after mailing of such written notice by the Company, the Company shall use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities specified in such written request. In the event that the Company decides, for any reason, not to complete the registration of shares of common stock other than the Registrable Securities, the Company shall have no obligation under this Section 3 to continue with the registration of the Registrable Securities.

     4.   OBLIGATIONS OF THE COMPANY

     Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a Registration Statement on Form S-3 with respect to such Registrable Securities and, subject to reasonable diligence and practicality, use its commercially reasonable efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective until the date that is the earlier of: (1) the date on which all of the Registrable Securities have been sold by the Stockholders or (2) one year after the Closing Date.

          (b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of all securities covered by such Registration Statement.

          (d) Use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the

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managing underwriter(s) of such offering. Each Holder participating in such registration shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such Registration Statement, during the time when a prospectus relating thereto covered by such Registration Statement is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) At the request of any Holder selling Registrable Securities in such Registration, furnish on the date that such Registrable Securities are delivered to the underwriters for sale in connection such registration (i) an opinion, dated such date, of legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by Company counsel to underwriters in an underwritten public offering, addressed to the Holders and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Holders.

     5.   OBLIGATIONS OF THE HOLDERS

     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities and to execute such documents in connection with such registration as the Company may reasonably request.

     6.   EXPENSES OF REGISTRATION

     In connection with any registration pursuant to this Agreement, the Company shall be responsible for the payment of all expenses of the registration, with the exception of (a) underwriting, broker or dealer discounts and commissions, which shall be paid by the Company, the Holders and any other selling holders of the Company's securities in proportion to the aggregate value of the securities offered for sale by each of them, and (b) the fees and expenses of more than one law firm acting as counsel to the selling Holders selected by a majority in interest of the selling Holders, which additional counsel, if any, shall be paid by the Holder or Holders that engaged such counsel. The expenses to be paid by the Company shall include, without limitation, all registration, filing and qualification fees, printing and accounting fees, the fees and disbursements of counsel for the Company and the fees and disbursements of one counsel for the selling Holders.

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     7.   BLACKOUT PERIOD

     At any time after the effective date of the Registration Statement, if the Company is negotiating or involved in a significant transaction ("SIGNIFICANT" for purposes of this Section being defined as an acquisition or disposition of, or a merger with, a business entity having assets or revenues exceeding 10% of the Company's consolidated assets or consolidated revenues) on written notice from the Company that it requires the suspension by the Stockholders of the distribution of any of the Westower Shares, then the Stockholders shall cease distributing the Westower Shares for such period of time (the "BLACKOUT PERIOD"), not to exceed 120 days from the time notice is sent until the Company informs the Stockholders that the Blackout Period has been terminated. Upon notice by the Company to the Stockholders of such determination, the Stockholders covenant and agree that they shall (a) keep the fact of any such notice strictly confidential (b) promptly halt any offer, sale, trading or transfer of any of the Westower Shares for the duration of the Blackout Period, and (c) promptly halt any use, publication, dissemination or distribution of the shelf registration provided for herein, each prospectus included therein, and any amendment or supplement thereto by it and any of its affiliates for the duration of the Blackout Period.

     8.   DELAY OF REGISTRATION

     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

     9.   INDEMNIFICATION

     In the event any Registrable Securities are included in a Registration Statement under this Agreement:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), against any losses, claims, damages or liabilities (joint or several) (collectively, "LOSSES") to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"): (i) any statement or alleged statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto, untrue in light of the circumstances under which they were made, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law. The Company will reimburse each such Holder, underwriter or controlling

                                      -5-
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person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any Losses; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such Losses to the extent the Losses arise out of or are based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or on behalf of, any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its officers, directors, agents and employees, each person, if any, who controls the Company within the meaning of the Act, each underwriter and each other Holder selling securities in such Registration Statement, and any person who controls such Holder, against any Losses to which the Company, such officer, director, agent, employee, controlling person, underwriter or other selling Holder or person controlling such other selling Holder may become subject under the Act, the 1934 Act or other federal or state law, insofar as such Losses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by, or on behalf of, such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company, its officers, directors, agents, employees, persons controlling such other selling Holder, underwriters or other selling Holders or person controlling such other selling Holder in connection with investigating or defending any such Losses; provided, however, that (i) the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld and (ii) the obligations of such Holders hereunder shall be limited to an amount equal to the gross proceeds before expenses and commissions to each such Holder of Registrable Securities sold as contemplated herein.

          (c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the opinion of counsel for the indemnifying party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a

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reasonable period of time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this
Section 9 to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

     10.  REPORTS UNDER THE ACT

     With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration pursuant to the Act, the Company agrees to use commercially reasonable efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days from the effective date of the first Registration Statement filed by the Company for the offering of its securities to the general public;

          (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (c) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act (at any time after 90 days from the date on which it becomes subject to such reporting requirements),(ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration pursuant to Rule 144.

     11.  ASSIGNMENT OF REGISTRATION RIGHTS

     The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities who shall, upon such transfer or assignment, be deemed a Holder under this Agreement; provided that the Company is, within a reasonable period of time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and that such transferee or assignee is either (a) a member of the immediate family or a trust for the benefit of any Holder that is an individual, or (b) a transferee or assignee that after the transfer or assignment holds (i) all of the Registrable Securities of the transfer, (ii) Registrable Securities prior to the transfer, or (iii) at least 10% of the outstanding equity securities of the Company immediately after such transfer.

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     12.   NOTICES

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereof or on SCHEDULE A hereto, or at such other address as such party may designate by ten days' advance written notice to the other parties given in the foregoing manner.

     13.  AMENDMENTS AND WAIVERS

     Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities outstanding. Additional Holders may be added to this Agreement with such consent by amending SCHEDULE A hereto and adding a signature page executed by such additional Holder.

     14.  SEVERABILITY

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     15.  GOVERNING LAW

     This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the State of Washington.

     16.  COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17.  ENTIRE AGREEMENT

     This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                THE COMPANY:

                                WESTOWER CORPORATION

                                                /s/ Peter Lucas
                                By:_____________________________________________
                                                  PETER LUCAS

                                             Chief Financial Officer
                                Its:____________________________________________

                                Address:
                                                2653 151 Place N.E.
                                    ____________________________________________

                                                 Redmond, WA 98052
                                    ____________________________________________

                                STOCKHOLDERS:

                                        /s/ Michael J. Anderson
                                ________________________________________
                                          MICHAEL J. ANDERSON
                                           2260 Willsee Road
                                      Palm Beach Gardens, FL 33410

                                       /s/ Constance S. Anderson
                                _________________________________________
                                         CONSTANCE S. ANDERSON
                                           2260 Willsee Road
                                      Palm Beach Gardens, FL 33410

                                        /s/ Fred Faulkner, III
                                __________________________________________
                                          FRED FAULKNER, III
                                            P.O. Box 15086
                                       West Palm Beach, FL 33416

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                                   SCHEDULE A


                                                       MINIMUM
              NAME OF STOCKHOLDER             NUMBER OF WESTOWER SHARES
      ----------------------------------      -------------------------
      Michael J. Anderson and                          337,470
      Constance S. Anderson

      Fred Faulkner, III                                59,553
                                                       -------
      Total Shares:                                    397,023